Exhibit 3.1

ARTICLES OF AMENDMENT TO

AMENDED AND RESTATED ARTICLES OF

CELL THERAPEUTICS, INC.

DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES 10 PREFERRED STOCK

Pursuant to the Washington Business Corporation Act, Chapter 23B.10, the undersigned officer of Cell Therapeutics, Inc., a Washington corporation (the “Corporation”), does hereby submit for filing these Articles of Amendment:

FIRST: The name of the Corporation is Cell Therapeutics, Inc.

SECOND: This amendment to the Corporation’s Amended and Restated Articles of Incorporation, as amended to date (the “Restated Articles”), was adopted by the Board of Directors of the Corporation (the “Board”) on February 17, 2011. Shareholder action was not required on this amendment pursuant to Article II.2 of the Restated Articles.

THIRD: A new Section 2(q) of Article II is added to the Restated Articles to add the designations, rights and preferences of a new series of preferred stock as follows, such Section to be effective as of March 4, 2011:

“(q) Series 10 Preferred Stock

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition by an individual, legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 33% of the voting securities of the Corporation, (ii) the Corporation merges into or consolidates with any other person, or any person merges into or consolidates with the Corporation and, after giving effect to such transaction, the shareholders of the Corporation immediately before such transaction own less than 66% of the aggregate voting power of the Corporation or the successor entity of such transaction, (iii) the Corporation sells or transfers all or substantially all of its assets to another person and the shareholders of the Corporation immediately before such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, (iv) a replacement at one time or within a one-year period of more than one-half of the members of the Board which is not approved by a majority of those individuals who are members of the Board on the date hereof (or by those individuals who are serving as members of the Board on any date whose nomination to the Board was approved by a majority of the members of the Board who are members on the date hereof), or (v) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (i)

through (iv) above.

“Common Stock” means the Corporation’s common stock, no par value per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock; provided, however, that Common Stock Equivalents shall not include any debt securities of the Corporation.

“Dividends” has the meaning set forth in Section 3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” means, at any time while the Series 10 Preferred Stock is outstanding, (i) the Corporation effects any merger or consolidation of the Corporation with or into another person, (ii) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Corporation or another person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange a material portion of the Corporation’s shares for other securities, cash or property, or (iv) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property; provided, however, that for the purposes of clause (ii) above, a “Fundamental Transaction” shall not include the Corporation entering into a license or other agreement that licenses any intellectual property to an unaffiliated and unrelated person so long as the Corporation and its subsidiaries continue to have bona fide, substantial and continuing business operations and activities after such license or other agreement is entered into.

“Holder” shall mean a holder of shares of Series 10 Preferred Stock.

“Issuance Date” means, with respect to a particular share of Series 10 Preferred Stock, the date of original issuance of such share.

“Junior Securities” means (i) the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior to or pari passu with the Series 10 Preferred Stock as to dividend rights or liquidation preference and (ii) the Series ZZ Junior Participating Cumulative Preferred Stock of the Corporation. For the avoidance of doubt, the Series 8 Preferred Stock and the Series 11 Preferred Stock shall not be Junior Securities.

“Liquidation” has the meaning set forth in Section 5.

“Note” means any outstanding note payable to the Corporation that was issued to the Corporation in connection with the exercise of any warrants, rights or options initially issued or granted to [—], in connection with the issuance of shares of Series 10 Preferred Stock. For the avoidance of doubt, no outstanding note payable to the Corporation that was issued to the Corporation in connection with the exercise of any warrants, rights or options initially issued or granted to [—] in connection with the issuance of shares of Series 8 Preferred Stock shall be considered a “Note” for purposes hereof.

“Redemption Notice” has the meaning set forth in Section 7(b)(i).

“Securities Purchase Agreement” means that certain securities purchase agreement, dated February 17, 2011, by and between the Corporation and [—], entered into in connection with the issuance of Series 10 Preferred Stock.

“Series 8 Preferred Stock” means shares of the Corporation’s Series 8 Preferred Stock.

“Series 10 Preferred Stock” shall have the meaning set forth in Section 2.

“Series 11 Preferred Stock” means shares of the Corporation’s Series 11 Preferred Stock issued or to be issued after the date hereof.

“Stated Value” has the meaning set forth in Section 2.

“Transfer” has the meaning set forth in Section 9.

Section 2. Designation, Amount, Par Value and Rank. The series of preferred stock shall be designated as the Corporation’s Series 10 Preferred Stock (the “Series 10 Preferred Stock”) and the number of shares so designated shall be 40,000. Each share of Series 10 Preferred Stock shall have no par value per share and a stated value equal to $1,000 (the “Stated Value”). The Series 10 Preferred Stock shall rank pari passu with the Series 8 Preferred Stock and senior to the Series 11 Preferred Stock as to dividends, and pari passu with the Series 8 Preferred Stock and the Series 11 Preferred Stock as to liquidation.

Section 3. Dividends. Commencing on the Issuance Date, the Holder of a share of Series 10 Preferred Stock shall be entitled to receive annual dividends on such share of Series 10 Preferred Stock (“Dividends”), which shall accrue in arrears, in the form of additional shares of Series 10 Preferred Stock at a rate equal to 10.0% per annum from such Issuance Date. Accrued Dividends shall be payable upon redemption of the Series 10 Preferred Stock in accordance with Section 7. Any calculation of the amount of such Dividends payable pursuant to the provisions of this Section 3 shall be made based on a 365-day year and on the number of days actually elapsed during the applicable period, compounded annually, and shall be rounded down to the nearest $1,000. Other than as set forth in this Section 3, no other dividends shall be paid on the shares of Series 10 Preferred Stock.

Section 4. Voting Rights. Except as otherwise expressly provided herein or as otherwise required by law, Holders of shares of Series 10 Preferred Stock shall have no voting rights.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value for each outstanding share of Series 10 Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders and the holders of all securities which are pari passu with the Series 10 Preferred Stock as to liquidation in accordance with the respective amounts that would be payable on all such securities if all amounts payable thereon were paid in full. A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation unless the Corporation expressly declares that such Fundamental Transaction or Change of Control Transaction shall be treated as if it were a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 25 days before the payment date stated therein, to each Holder.

Section 6. Automatic Cancellation. Notwithstanding any other provision herein to the contrary, if [—] or its transferees, successor or assigns shall fail to exercise in full and on time and deliver to the Corporation on time the full required consideration for any warrants, rights or options initially issued or granted to [—] in connection with the issuance of shares of Series 10 Preferred Stock for any reason (other than those warrants, rights and options as may be eliminated in accordance with Section 2.4 of the Securities Purchase Agreement), the shares of Series 10 Preferred Stock (including any shares of Series 10 Preferred Stock representing accrued and unpaid Dividends) shall be automatically cancelled and the Holder shall be required to forthwith surrender the certificate(s) representing such shares of Series 10 Preferred Stock; provided, however, that a failure by the Holder to surrender to the Corporation the certificate(s) representing cancelled shares of Series 10 Preferred Stock shall not prevent the Corporation from cancelling such shares for all purposes hereunder.

Section 7. Redemption.

(a) Corporation’s Redemption Option. The Corporation shall have the right, in its sole and absolute discretion, at any time and from time to time, to redeem all or any portion of the shares of Series 10 Preferred Stock then outstanding, including any shares of Series 10 Preferred Stock representing accrued and unpaid Dividends, in cash or by offset against outstanding Notes. In the event the Corporation elects to redeem outstanding shares of Series 10 Preferred Stock by offset against outstanding Notes, each share of Series 10 Preferred Stock plus accrued Dividends on such share of Series 10 Preferred Stock, if any, shall be fully offset by $1,350 initial principal amount of Notes plus accrued interest, if any, regardless of the Issuance Date of shares of Series 10 Preferred Stock and the initial issuance date of Notes.

(b) Mechanics of Redemption.

(i) If the Corporation elects to redeem any of the Series 10 Preferred Stock then outstanding, it shall do so by delivering written notice thereof via facsimile and overnight courier to each Holder (a “Redemption Notice”), which Redemption Notice shall indicate (A) the number of shares of Series 10 Preferred Stock that the Corporation is electing to redeem, (B) the accrued and unpaid Dividends on each share of Series 10 Preferred Stock, and (C) whether such shares are being redeemed in cash or by offset against outstanding Notes.

(ii) Upon receipt by any Holder of a Redemption Notice, such Holder shall promptly submit to the Corporation such Holder’s Series 10 Preferred Stock certificate(s).

(iii) Upon receipt of such Holder’s Series 10 Preferred Stock certificate(s), the Corporation shall deliver the applicable aggregate redemption consideration to the Holder; provided, however, that, in the discretion of the Corporation, a failure by any Holder to submit to the Corporation its Series 10 Preferred Stock certificate(s) shall not prevent the Corporation from issuing the applicable aggregate redemption consideration for such certificates and, upon receipt of such consideration by such Holder, such shares of Series 10 Preferred Stock shall be deemed to be redeemed for all purposes hereunder.

Section 8. Negative Covenants. So long as at least 7,986 or more shares of Series 10 Preferred Stock are outstanding, the Corporation shall not, without the Corporation obtaining the affirmative written consent of Holders of a majority of the then outstanding shares of Series 10 Preferred Stock:

(a) amend these articles of incorporation, its bylaws or other charter documents so as to materially, specifically and adversely affect any rights of any Holder with respect to Series 10 Preferred Stock;

(b) authorize or create any class or series of stock ranking senior to the Series 10 Preferred Stock as to dividend rights in respect of additional shares of Series 10 Preferred Stock or liquidation preference; or

(c) enter into any agreement or understanding with respect to any of the foregoing.

Notwithstanding the foregoing, this Section 8 shall not prohibit (i) the issuance of (A) additional shares of Series 8 Preferred Stock in the form of dividends on outstanding shares of Series 8 Preferred Stock, (B) additional shares of Series 10 Preferred Stock, (C) shares of Series 11 Preferred Stock, and/or (D) additional series of preferred stock that do not rank senior to the Series 10 Preferred Stock as to dividend rights or liquidation preference, and/or (ii) the redemption of shares of Series 8 Preferred Stock in accordance with its terms.

Section 9. Transferability. The Series 10 Preferred Stock may only be sold, transferred, assigned, pledged or otherwise disposed of (“Transfer”) in accordance with state and federal securities laws. The Corporation shall keep at its principal office, or at the offices of the transfer agent, a register of the Series 10 Preferred Stock. In connection with any such permitted Transfer, upon the surrender of any certificate representing Series 10 Preferred Stock at such place, the Corporation, at the request of the record Holder of such certificate, shall execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate; provided that the Corporation shall not be required to pay any tax that may be payable in respect of any such Transfer involved in the issuance and delivery of any such new certificate in a name other than that of Holder and the Corporation shall not be required to issue or deliver such new certificate or certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the Holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

Section 10. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, by e-mail, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 501 Elliott Avenue, Suite 400, Seattle, Washington 98119, facsimile number (206) 272-4302, Attention: James Bianco, or such other facsimile number, email address or street address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, email address or street address of such Holder appearing on the books of the Corporation, or if no such facsimile number, email address or street address appears on the books of the Corporation, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or email to the facsimile number or email address specified in this Section 10(a) before 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile or email to the facsimile number or email address specified in this Section 10(a) between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of dispatch, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Lost or Mutilated Series 10 Preferred Stock Certificate. If a Holder’s Series 10 Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series 10 Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this instrument shall be governed by and construed and enforced in accordance with the internal laws of the State of Washington, without regard to the principles of conflict of laws thereof.

(d) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this instrument shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this instrument or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this instrument on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this instrument. Any waiver by the Corporation or a Holder must be in writing.

(e) Severability. If any provision of this Article II.2(q) is invalid, illegal or unenforceable, the balance of this Article II.2(q) shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

(f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Article II.2(q) and shall not be deemed to limit or affect any of the provisions hereof.

(h) Status of Redeemed Series 10 Preferred Stock. If any shares of Series 10 Preferred Stock are redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series 10 Preferred Stock.

(i) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided herein shall be cumulative and in addition to all other remedies available hereunder, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms hereof. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

I certify that I am a duly appointed and incumbent officer of the above named Corporation and that I am authorized to execute these Articles of Amendment on behalf of the Corporation.

EXECUTED, this      day of March, 2011.

CELL THERAPEUTICS, INC.,
a Washington corporation

By:
Name: James A. Bianco, M.D.
Title: Chief Executive Officer